                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            Harken Energy Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Harken Energy Corporation
--------------------------------------------------------------------------------
                   (Name of Persons(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         -------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

         -------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         -------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         ---------------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:

         ---------------------------------------------------

         (3)  Filing Party:

         ---------------------------------------------------

         (4)  Date Filed:

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

                            HARKEN ENERGY CORPORATION
                     5605 N. MACARTHUR BOULEVARD, SUITE 400
                               IRVING, TEXAS 75038

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1998

         Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Harken Energy Corporation, a Delaware corporation ("Harken"), will be held at the Omni Dallas Hotel, 1590 LBJ Freeway, Dallas, Texas 75234, on Monday, June 15, 1998, at 2:00 p.m., local time, for the following purposes:

         (1) To approve an amendment to Harken's Certificate of Incorporation increasing the number of authorized shares of common stock, $.01 par value per share (the "Common Stock"), from 175,000,000 to 225,000,000;

         (2) To elect three Class B Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 2001 Annual Meeting of Stockholders and until their respective successors shall be duly elected and qualified; and

         (3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 22, 1998 as the date of record for determining the stockholders entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and any adjournment or postponement thereof.

         Harken's Annual Report on Form 10-K, a Proxy Statement containing information relating to the matters to be acted upon at the Annual Meeting and a form of Proxy accompany this Notice.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. Your vote is important. The giving of such proxy does not affect your right to revoke it later or vote your shares in person if you should attend the Annual Meeting.

                                           By Order of the Board of Directors




                                           Larry E. Cummings
                                           Secretary

Irving, Texas
April 27, 1998

                            HARKEN ENERGY CORPORATION
                     5605 N. MACARTHUR BOULEVARD, SUITE 400
                               IRVING, TEXAS 75038

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1998


                             SOLICITATION OF PROXIES

         The accompanying proxy is solicited on behalf of the Board of Directors of Harken Energy Corporation, a Delaware corporation ("Harken"), in connection with the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at the Omni Dallas Hotel, 1590 LBJ Freeway, Dallas, Texas 75234 on Monday, June 15, 1998, at 2:00 p.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying Proxy will first be mailed to stockholders of record on or about April 27, 1998.


                        RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on April 22, 1998 as the Record Date (herein so called) for determining the holders of common stock, $.01 par value per share, of Harken ("Common Stock") entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting. The shares of Common Stock are the only shares of capital stock entitled to vote at the Annual Meeting. On April 22, 1998, Harken had 122,823,347 shares of Common Stock outstanding.

                                QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally called.

         On all matters (other than the election of directors) submitted to a vote of the stockholders at the Annual Meeting or any adjournment thereof, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on April 22, 1998. In the election of Directors, each holder of Common Stock will be entitled to cumulate his or her votes by voting the total number of shares of Common Stock held by such stockholder at the close of business on April 22, 1998 multiplied by the number of Directors to be elected, as such stockholder may see fit. Any holder of Common Stock who intends to cumulate his or her votes is required to give written notice of such intention to the Secretary of Harken on or before the day preceding the election at which such holder intends to cumulate his or her votes. Notice may be given on the Proxy. All holders of Common Stock may cumulate their votes if any holder has given such written notice. Discretionary authority to cumulate votes is not being solicited.

         Abstentions and broker non-votes will be treated as a vote against the proposed amendment to Harken's Certificate of Incorporation. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

                       ACTIONS TO BE TAKEN UNDER THE PROXY

         Proxies which are properly executed and returned will be voted at the meeting and any adjournment thereof in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

         (1) FOR approval of an amendment to Harken's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 175,000,000 to 225,000,000;

         (2) FOR election of management's three Class B Director nominees to serve until 2001.

         Each of the nominees for election as directors has agreed to serve if elected. Harken knows of no reason why any of the nominees for election as directors would be unable to serve. Should any of the nominees be unable to serve, all proxies returned to Harken will be voted in accordance with the best judgement of the persons named as proxies except where a contrary instruction is given.

         Harken knows of no other matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgement on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the meeting from time to time.


                               PROXY SOLICITATION

         The expense of the solicitation of proxies will be borne by Harken. Solicitation of proxies may be made in person or by mail, telephone or telegraph by directors, executive officers and other employees of Harken. Harken will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and Harken will reimburse such entities for their reasonable out-of-pocket expenses. Harken has retained the services of ChaseMellon Shareholder Services to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the professional solicitation will be approximately $6,000 plus out-of-pocket expenses.


                               REVOCATION OF PROXY

         Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Secretary of Harken of such revocation; (b) by voting in person at the meeting; or (c) by executing and delivering to the Secretary of Harken a later dated proxy.

               PROPOSAL ONE: INCREASE IN AUTHORIZED CAPITAL STOCK

         Harken's Certificate of Incorporation provides for the issuance of up to 175,000,000 shares of Common Stock. The proposed amendment to Harken's Certificate of Incorporation would amend the first paragraph of Article Four of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 175,000,000 shares to 225,000,000 shares. The text of this amended first paragraph of Article Four is set forth below:

                  "The aggregate number of shares which the Corporation shall have the authority to issue is two hundred thirty-five million (235,000,000), of which two hundred twenty-five million (225,000,000) shall be designated as Common Stock of the par value of One Cent ($.01) per share and ten million (10,000,000) shall be designated as Preferred Stock of the par value of One Dollar ($1.00) per share."

         As of April 22, 1998, 122,823,347 shares of Common Stock were issued and outstanding and an additional 26,194,623 shares of Common Stock were reserved for future issuance, including issuance in connection with Harken's outstanding stock options, outstanding warrants, and Harken's 5.5% Senior Convertible Notes and Series F Preferred Stock which are convertible into Common Stock, leaving a balance of 25,982,030 shares of Common Stock available for other purposes.

         Harken has recently drilled several successful exploratory wells in Colombia. As a result of such drilling success, Harken will require significant additional capital in order to develop such discoveries and to continue its exploratory program. Harken is currently negotiating with several parties to raise additional capital. Harken anticipates that it will raise such capital primarily through the issuance of Common Stock or through the issuance of securities convertible into Common Stock. Such capital raising transactions are expected to require Harken to commit substantially all of the remaining unissued and unreserved shares of Common Stock. Such capital raising transactions do not require stockholder approval and Harken is not seeking stockholder approval for such transactions. Harken anticipates that such capital raising transactions will allow Harken to retain ownership of substantially all of its interest in its Colombian Association Contracts.

         In addition to the 26,194,623 shares reserved for future issuance and the currently contemplated capital raising transactions described above, pursuant to three separate Development Finance Agreements, Harken has granted to several institutions beneficial interests in certain of Harken's oil and gas prospects in Colombia in exchange for approximately $35 million. Such beneficial interests are, under certain conditions, convertible into shares of Common Stock, with the number of shares of Common Stock to be issued upon conversion to be determined based upon, among other factors, the market price of the Common Stock at the time of conversion. Both Harken and the holders of the beneficial interest have the right to convert the beneficial interest into shares of Common Stock. In addition, Harken also has the right to pay cash upon a conversion instead of issuing shares of Common Stock.

         If Harken consummates the capital raising transaction described above, Harken may not have a sufficient number of shares of Common Stock available to permit the conversion of the beneficial interests under the Development Finance Agreements, unless the proposal to increase the authorized number of shares of Common Stock is approved by the stockholders at the Annual Meeting. While it is impossible to determine whether the beneficial interests will be converted into Common Stock or the number of shares of Common Stock Harken might be required to issue if such beneficial interests were converted into Common Stock, if the beneficial interests are converted by the holders thereof when such beneficial interests first become convertible, and if the market price of the Common Stock remains at its current level of approximately $6.00 per share, Harken would be required to issue approximately 6,750,000 shares of Common Stock upon conversion of the beneficial interests. The actual number of shares of Common Stock which could be issued upon conversion of the beneficial interest could ultimately be significantly more or less than 6,750,000. If sufficient number of shares of Common Stock are not available to permit conversion of the beneficial interest upon an election by the holders to convert such beneficial interests, Harken would be required to repay to the holders of the beneficial interest approximately $40.6 million in cash. If Harken were to elect to convert the beneficial interests but a sufficient number of shares of Common Stock were not available, Harken would be required to pay approximately $44.8 million in cash to the holders of the beneficial interests. Harken currently anticipates that it would have sufficient cash resources to fund any conversion of the beneficial interests, although there can be no assurance that such cash resources would be available at the time of such conversion. For additional details regarding the Development Finance Agreements, see "Certain Matters Regarding Directors and Executive Officers."

         The Board of Directors believes that it is in the best interest of Harken to increase the authorized number of shares of Common Stock at this time. Although Harken has not made any decision respecting the issuance of additional shares of Common Stock other than those describe above, the Board of Directors believes that the proposed amendment to the Certificate of Incorporation will provide Harken with the additional flexibility for possible future financing transactions, acquisitions, employee benefit plans, and other corporate purposes. Further authorization for the issuance of such Common Stock by a vote of the stockholders would not be solicited prior to such issuance unless required by law or regulation of applicable authority. In the event that shares of such Common Stock were issued, other than pursuant to a stock split or stock dividend, the percentage ownership of Harken of each stockholder would be proportionately reduced. No other rights of stockholders would be affected. Stockholders have no preemptive right to subscribe for or purchase any additional shares of Common Stock issued by Harken.


         In addition, a principal strategy of Harken is to pursue opportunities for expansion through acquisitions. The Board of Directors believes that it is desirable to have additional authorized shares of Common Stock available for issuance in connection with possible future acquisitions. Although Harken continues to review numerous acquisition opportunities, Harken does not currently have any agreements or understandings regarding any possible future acquisitions which would require Harken to issue any shares of Common Stock. Having additional authorized shares of Common Stock available for issuance, however, provides Harken with greater flexibility should opportunities arise that require prompt action and may allow such shares to be issued without the delay and expense of seeking stockholder approval each time.

VOTE REQUIRED TO APPROVE AMENDMENT TO HARKEN'S CERTIFICATE OF INCORPORATION

         The adoption of the proposal to amend Harken's Certificate of Incorporation to increase the authorized number of shares of Common Stock requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote.

                       PROPOSAL TWO: ELECTION OF DIRECTORS

         The number of directors constituting the full Board of Directors of Harken has been established as ten (10) in accordance with Harken's Bylaws. The Certificate of Incorporation provides that the Board of Directors be divided into Classes A, B and C, with staggered terms of three (3) years each. Three Class B Directors will be elected at the Annual Meeting to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

NOMINEES FOR ELECTION AS CLASS B DIRECTORS:

                                                                                  DIRECTOR
                   NAME, AGE AND BUSINESS EXPERIENCE                               SINCE
-----------------------------------------------------------------------      ------------------
MICHAEL M. AMEEN, JR. (Age - 74) - From 1989 to the present Mr.                     1994
Ameen has served as a part time consultant to Harken with regard to
Middle Eastern exploration projects; Independent Consultant on Middle
East Affairs for the past six years; Director of America Near East
Refugee Aid (a charitable organization).

MICHAEL R. EISENSON (Age - 42) - From 1986 to the present, President                1987
and Chief Executive Officer of Harvard Private Capital Group, Inc.,
the wholly-owned subsidiary of Harvard Management Company, Inc., which manages the private equity and real estate portfolios of the
Harvard University endowment fund.  Director of ImmunoGen, Inc., a biopharmaceutical company; Director of NHP Incorporated, a property management company; Director of Playtex Products, Inc., a consumer products company; Director of Somatix Therapy
Corporation, a biopharmaceutical company; and Director of United
Auto Group, Inc., an auto dealership consolidator and retailer.

HOBART A. SMITH (Age - 61) - From June 1991 to the present, Mr.                     1997
Smith has served as a consultant to Smith International Inc., an oil field service company; previously Mr. Smith served as Vice
President Customer Relations for Smith International, Inc.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. AMEEN, EISENSON AND SMITH TO THE BOARD OF DIRECTORS.

DIRECTORS CONTINUING IN OFFICE:

                                                                                  DIRECTOR                 TERM
                   NAME, AGE AND BUSINESS EXPERIENCE                               SINCE                  EXPIRES
-----------------------------------------------------------------------      ------------------      -----------------
MIKEL D. FAULKNER (Age - 48) - Chairman of the Board of Harken                      1982                   2000
since February 1991; CEO of Harken since 1982, and President of
Harken from 1982 until February 1993.

BRUCE N. HUFF (Age - 47) - President and Chief Operating Officer of                 1996                   2000
Harken since March 1998; Senior Vice President and Chief Financial
Officer of Harken from 1990 to March 1998.

GARY R. PETERSEN (Age - 51) - Managing Director of EnCap                            1997                   2000
Investments LC for the last five years; Director of Nuevo Energy
Company and Energy Capital Investment Company.

DONALD W. RAYMOND (Age - 60) - Consultant to Harken from                            1993                   1999
February 1993 to August 1995; Chairman, CFO and Treasurer of
Chuska Resources Corporation from 1988 to February 1993; President and Director of Sireen Oil, Inc. from 1990 to present

RICHARD H. SCHROEDER (Age - 53) - Vice Chairman of Harken since                     1994                   1999
March 1998; President of Harken from March 1994 to March 1998;
President and owner of RHS Management, a consulting firm, from
November 1990 to March 1994; President of Rosewood Resources,
Inc. from January 1983 to November 1990.

STEPHEN C. VOSS (Age - 49) - President of Harken International, Ltd.,               1997                   1999
a wholly-owned subsidiary of Harken, since 1990.

GARY B. WOOD, PH.D. (Age - 48) - Founder and Chief Executive                        1995                   1999
Officer of Concorde Financial Corporation, a registered investment advisor from 1981 to the present; Founder and Chairman of OmniMed
Corporation, a health care and medical technology investment and management company from 1982 to the present; Chairman of Positron
Corporation, and President and Director of Concorde Funds, Inc.

VOTE REQUIRED TO BE ELECTED AS A DIRECTOR

         To be elected a Director, each nominee must receive the affirmative vote of a plurality of the votes duly cast at the Annual Meeting.

                       DIRECTORS' MEETINGS AND COMMITTEES

         During 1997, the Board of Directors held five meetings, which included three regularly scheduled meetings and two special meetings. The Board of Directors also acted by written consent nine times. The Board of Directors has standing Audit and Compensation Committees. During 1997, the Audit Committee, comprised of Messrs. Ameen and Smith held two meetings and reviewed the financial statements of Harken and received reports and other communications from Harken's independent auditors. During 1997, the Compensation Committee, comprised of Messrs. Eisenson, Peterson, Raymond and Wood, held one meeting, and acted by written consent once. The Compensation Committee is responsible for selecting parties eligible for grants of stock options, for making and setting terms for such grants and for setting compensation for the executive officers of Harken and its subsidiaries.

         Harken does not have a Nominating Committee. Nominations for directors of Harken are considered by the entire Board. Stockholders wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of Harken at its corporate offices in Irving, Texas, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

         During 1997, each current member of the Board of Directors attended or acted upon at least seventy-five percent (75%) of (i) the meetings of the Board of Directors (held during the period during which he was a Director), and (ii) the meetings of the committees on which he served (held during the periods that he served on such committees).

                            COMPENSATION OF DIRECTORS

         In January 1997, the Board of Directors approved a new compensation plan for its non-employee Directors. Pursuant to this plan, Harken paid to each non-employee Director an annual retainer of $10,000 plus $2,500 for each committee on which the Director serves. Non-employee Directors do not receive any additional fees for meetings attended. In addition, each non-employee Director was granted options to purchase Common Stock. Each non-employee Director received options to purchase 25,000 shares of Common Stock less the number of shares underlying any existing stock options. All options granted to non-employee directors were issued at the market price of the Common Stock on the date of the grant and all options vest over a period of four years, 25% per year. On February 1, 1997, Messrs. Ameen, Raymond, Smith and Wood were granted options to purchase 20,000, 25,000, 25,000 and 15,000 shares of Common Stock, respectively, each with an exercise price of $3.56 per share, the market price of the Common Stock on such date.

           CERTAIN MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

         In July 1997, Gary R. Petersen was elected to the Board of Directors of Harken. Mr. Petersen is also a managing director of EnCap Investments L.C. ("EnCap"). EnCap has historically provided financial consulting and investment banking services to Harken. In connection with the June 1997 placement of $70,000,000 of 5 1/2% European Notes, EnCap received as a financial consulting fee, $466,667 in cash, and a warrant to purchase 50,000 shares of Common Stock at any time on or before December 11, 1999 at an exercise price of $5.00 per share.

         In October 1997, Harken entered into a Development Finance Agreement with four institutional investors (the "EnCap Investors"). EnCap serves as the general partner of three of the EnCap Investors and EnCap is an affiliate of the fourth EnCap Investor.

         Pursuant to the Development Finance Agreement, the EnCap Investors provided $25 million (the "Payment Amount") to Harken to finance the drilling of the initial wells on three unexplored oil and gas prospects in the Middle Magdalena Basin of Colombia. In exchange, the EnCap Investors received the right to receive future payments from Harken equal to 5% of the net profits that Harken de Colombia, Ltd., a wholly-owned subsidiary of Harken, may derive from the sale of oil and gas produced from each of the three prospects if the planned drilling on the prospects is successful (the "EnCap Participation").

         Pursuant to the Development Finance Agreement, the EnCap Investors have the right, for a period of two years beginning in October 1998, to convert all or part of the EnCap Participation into shares of Common Stock. The number of shares of Common Stock to be issued upon conversion of the EnCap Participation will be equal to the quotient of (i) the Payment Amount (less any distributions made in respect of the EnCap Participation) plus an amount equal to 15% interest per annum on the net Payment Amount compounded monthly (the "Invested Amount"), divided by (ii) the market price of the Common Stock at the time of conversion. During such two year period, Harken also has the right to convert the EnCap Participation into shares of Common Stock with the number of shares of Common Stock to be issued to be equal to the quotient of (i) the Payment Amount (less any distribution made in respect of the EnCap Participation) plus an amount equal to 25% interest per annum on the net Payment Amount compounded monthly, divided by (ii) the market price of Common Stock at the time of conversion. Harken can also elect to pay cash upon any conversion of the EnCap Participation in lieu of issuing Common Stock. The Development Finance Agreement also provides for additional shares of Common Stock to be issued by Harken in the event of a conversion to the extent that the EnCap Investors do not, under certain circumstances, realize the Invested Amount from the sale of shares of Common Stock issued at the conversion.

         At the present time, it is not known whether the EnCap Investors or Harken will exercise their rights to convert the EnCap Participation into Common Stock, nor can Harken determine the number of shares of Common Stock which would be required to be issued in the event that Harken or the EnCap Investors elect to convert the EnCap Participation into shares of Common Stock.

           In connection with the Development Finance Agreement, EnCap received an investment banking fee of $500,000.

         In the second half of 1997, Harken made loans to Richard H. Schroeder, Bruce N. Huff, and Stephen C. Voss, each a Director and executive officer of Harken, in the amount of $90,000, $50,000, and $80,000, respectively. Each loan is evidenced by a promissory note which bears interest at the rate of 7 percent per annum and is due and payable one year from the making of the note. Each of the promissory notes is secured by options to purchase shares of Common Stock held by such officers and Directors.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the compensation paid during fiscal years 1997, 1996 and 1995 to Harken's Chief Executive Officer and Harken's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation                          Long Term Compensation
                             ------------------------------------------------------ ------------------------------------
                                                                                         Securities
Name and Principal           Fiscal                                  Other Annual        Underlying         All Other
Position                      Year       Salary        Bonus         Compensation     Options/SAR's(#)    Compensation
--------------------------  --------  -------------  ----------    ---------------- -------------------- ---------------
Mikel D. Faulkner             1997    $215,000       $  130,000    $     20,050 (1)          850,000
Chairman and Chief            1996    $170,000       $   60,000    $    186,175              550,000              --
Executive Officer             1995    $150,000               --    $    182,239              325,000              --

Richard H. Schroeder          1997    $204,000       $  100,000    $     15,285 (2)          500,000
Vice Chairman                 1996    $170,000       $   60,000    $      9,875              350,000              --
                              1995    $150,000               --    $      9,598              275,000              --

Bruce N. Huff                 1997    $180,000       $   75,000    $      7,962 (3)          500,000
President and Chief           1996    $150,000       $   27,000    $      8,266              150,000              --
Operating Officer             1995    $135,000               --    $      2,596              100,000              --


Stephen C. Voss               1997    $180,000       $   75,000    $     14,853 (4)          500,000
President of Harken           1996    $110,667       $   20,000    $      9,921              150,000              --
International Ltd.            1995    $102,000               --    $      3,276              100,000              --


Joseph H. Clark               1997    $132,000       $   40,000    $      5,512 (5)           10,000              --
Senior Vice President -
Engineering of Harken         1996    $ 90,000 (6)           --              --                 --                --
Exploration Company           1995          --               --              --                 --                --

----------------------

(1) Includes $11,165 relating to use of a company car, $4,135 for unused sick leave and vacation time, and $4,750 of 401(k) matching.
(2) Includes $9,750 related to a car allowance, $4,750 of 401(k) matching, and $785 for unused sick leave and vacation time.
(3) Includes $9,750 related to a car allowance, $4,750 of 401(k) matching, and $3,462 for unused sick leave and vacation time.
(4) Includes $9,750 related to a car allowance, $4,750 of 401(k) matching, and $353 for unused sick leave and vacation time.
(5) Includes $4,750 of 401(k) matching and $761 for unused sick leave and vacation time.
(6) Represents compensation received during 1996 beginning on Mr. Clark's date of hire on April 1, 1996.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                    Number of              % of Total
                                    Securities            Options/SAR's
                                    Underlying             Granted to            Exercise                            Grant Date
                                  Options/SAR's           Employees in         Basis Price         Expiration         Present
           Name                      Granted               Fiscal Year            ($/sh)              Date            Value(1)
---------------------------     ------------------     -------------------    --------------     --------------    --------------
Mikel D. Faulkner                    425,000                  12.8%           $    4.50             5/15/07        $      963,242
                                     425,000                  12.8%           $    6.00             6/13/07        $    1,323,601

Richard H. Schroeder                 250,000                  7.5%            $    4.50             5/15/07        $      566,613
                                     250,000                  7.5%            $    6.00             6/13/07        $      778,589

Bruce N. Huff                        250,000                  7.5%            $    4.50             5/15/07        $      566,613
                                     250,000                  7.5%            $    6.00             6/13/07        $      778,589

Stephen C. Voss                      250,000                  7.5%            $    4.50             5/15/07        $      566,613
                                     250,000                  7.5%            $    6.00             6/13/07        $      778,589

Joseph H. Clark                       10,000                  0.3%            $    4.50             5/15/07        $       22,665

--------------------------

(1) The grant date present value of these options was calculated based upon the Black-Scholes valuation method which calculated such present value as $2.27 per option with respect to the May 15, 1997 grants and $3.02 per option with respect to the June 13, 1997 grants. This analysis took into consideration the grant date market price of the Common Stock of $4.50 per share on May 15, 1997 and $6.00 on June 13, 1997, an assumed four year life of such options and a risk free rate of return of 5.5%.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES


                                                                   Number of Securities                  Value of Unexercised
                                                                  Underlying Unexercised                     In-The-Money
                               Number of                             Options/SAR's at                       Option/SAR's at
                              Shares/SAR's                            Fiscal Year End                     Fiscal Year End (1)
                              Acquired on        Value         -------------------------------    --------------------------------
          Name                 Exercise         Realized       Exercisable     Unexercisable      Exercisable     Unexercisable
------------------------    --------------    -------------   -------------   ---------------    -------------   ----------------
Mikel D. Faulkner                ---               ---           859,992         1,506,250       $   4,585,203   $      4,407,031
Richard H. Schroeder             ---               ---           525,000         1,000,000       $   2,725,000   $      3,175,000
Bruce N. Huff                    ---               ---           306,250           718,750       $   1,455,469   $      1,891,406
Stephen C. Voss                  ---               ---           296,250           718,750       $   1,469,219   $      1,891,406
Joseph H. Clark                  ---               ---            33,750           111,250       $     158,478   $        500,313


--------------------------

(1) The closing price for the Common Stock as reported on the American Stock Exchange as of December 31, 1997 was $7.00. Value was calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Common Stock underlying the option.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee"), which is composed of four independent non-employee directors, develops and oversees Harken's executive compensation strategy. The strategy is implemented through policies and programs designed to support the achievement of Harken's business objectives and the enhancement of stockholder value. The Committee reviews on an ongoing basis all aspects of executive compensation. The Committee regularly reports to the Board of Directors on all items of compensation.

         The Committee's executive compensation policies and programs support the following objectives:

         o To offer compensation opportunities that attract high quality individuals to Harken, motivates them to perform at their highest levels and rewards them for outstanding achievement.

         o To align management's compensation with the annual and long-term performance of Harken.

         o To maintain a significant portion of management's total compensation at risk, tied primarily to the creation of stockholder value.

         The basic elements of Harken's executive compensation strategy are:

         Base salary. The Committee annually reviews each executive's base salary. In establishing annual compensation for executive officers, the Compensation Committee takes into consideration many factors in making a determination of aggregate compensation. Such factors during 1997 included: (i) the financial results of Harken during the prior year; (ii) the performance of the Common Stock in the public market; (iii) prior compensation paid to such executives over the past five years; (iv) compensation of executive officers employed by companies comparable to Harken; (v) the achievements of management in completing significant projects during the year; and (vi) management's dedication and commitment in support of Harken. Although the Committee compares the compensation paid to Harken's executive officers with compensation paid by comparable companies, the Committee uses such comparison only as one factor in determining compensation levels for Harken's executive officers and the Committee does not set a target compensation level in comparison to the range of compensation paid by comparable companies. The Committee exercises its judgement based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. Upon review of the factors described above, the Committee concluded that the management exhibited great dedication and commitment in support of Harken and made significant achievements in 1996 including the acquisition of oil and gas interest which substantially increased the Company's domestic oil and gas reserve base and the significant progress toward Harken's Colombian exploration efforts. After reviewing the above described factors and taking into account the recommendations of the Chief Executive Officer, the Committee set salary levels for 1997.
Cash compensation for 1997 was set, on average, 20% higher than 1996 levels.

         Cash bonuses. The Committee annually determines cash bonus levels based upon the same factors considered when setting each executive's base salary. In 1997, cash bonuses ranged from 25% of base salary to 60% of base salary.

         Long-term incentive compensation. Harken's long-term incentive compensation consists of Harken's Stock Option Plans.

         The Committee views the granting of stock options and restricted stock awards as a significant method of aligning management's long-term interests with those of the stockholders. The Committee encourages executives, individually and collectively, to maintain a long-term ownership position in Harken's Common Stock. The Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of Harken's long-term performance goals, and current practices of comparable companies. The exercise price of all stock options granted in 1997 was at or above the closing price of Common Stock on the date of grant and all stock options vest incrementally over a four year period. Restricted stock grants are used selectively to attract and retain executives and to recognize outstanding performance, however, no restricted stock awards were made in 1997.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Mr. Mikel D. Faulkner is the Chief Executive Officer and Chairman of the Board of Harken. The Committee considered Harken's strong performance in 1996 in its annual review of Mr. Faulkner's compensation.

         The Committee took note of the fact that Harken made significant progress in 1996 towards implementing its overall business strategy. Specifically, Harken completed several acquisitions of oil and gas properties in 1996 which increased Harken's domestic oil and gas reserve base and made significant progress in its Colombian exploration efforts.

         The Committee increased Mr. Faulkner's base salary for 1997 26% over his base salary for 1996, and a cash bonus of $130,000 was granted to Mr. Faulkner. The Committee also granted Mr. Faulkner options to purchase 850,000 shares of Common Stock, which vest in equal increments over a four year period. In granting options to Mr. Faulkner, the Committee took into consideration the amount and terms of the options already held by Mr. Faulkner.

FEDERAL INCOME TAX CONSIDERATIONS

         In 1993, the Internal Revenue Code was amended to place a $1 million cap on the deductibility on compensation paid to individual executives of publicly held corporations. The Committee took this into account, however, upon review of the available regulations and interpretations, decided that it would not make the deductibility of Harken's compensation for federal income tax purposes a criterion to be used in establishing compensation of the named executives during the present review cycle. The Committee took into consideration the belief that the current compensation levels of these executives would not be subject to the cap. The Committee continues to recognize that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

                                         By:      Michael R. Eisenson
                                                  Donald W. Raymond
                                                  Gary B. Wood
                                                  Gary R. Petersen


         This foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated by reference; and shall not otherwise be deemed filed under such Acts.

                         PERFORMANCE OF THE COMMON STOCK

         The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Harken specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The graph below compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Dow Jones Secondary Oils Stock Index over the same period (assuming the investment of $100 in the Common Stock, the S&P 500 Index and the Dow Jones Secondary Oils Stock Index on December 31, 1992 and reinvestment of all dividends).

              [COMPARISON OF CUMULATIVE SHAREHOLDER RETURN CHART]


                                                                       December 31,
                                         -------------------------------------------------------------------------
                                           1992         1993         1994         1995         1996         1997
                                         --------     --------     --------     --------     --------     --------
Harken Energy Corp                       $    100     $     39     $     67     $     55     $     94     $    220
S&P 500 Index                                 100          110          112          153          189          252
Dow Jones Secondary Oils Stock Index          100          111          107          124          153          163

                            OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding each person who is known by Harken to beneficially own five percent (5%) or more of the outstanding shares of Common Stock as of April 22, 1998. Unless otherwise indicated, such persons have sole voting and investment power with respect to such shares and all such shares are owned beneficially and of record by the person indicated.


                                                      AMOUNT OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNERSHIP                    PERCENT OF CLASS
---------------------------------------------      --------------------------      --------------------------
Ryback Management Corporation                            10,525,000 (1)                      8.57%
7711 Carondelet Avenue
Box 16900
St. Louis, Missouri 63105

Abdullah Taha Bakhsh                                     7,124,464 (2)                        5.80%
c/o Traco International, N.V.
P. O. Box 459
Jeddah, Saudi Arabia

--------------------------

(1) Includes 7,000,000 shares of Common Stock held by the Lindner Dividend Fund and 3,525,000 shares of Common Stock managed by Ryback Management Corporation. The basis for certain of this information is Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on January 23, 1998 by Ryback Management Corporation.

(2) Includes shares of Common Stock owned of record by Traco International, NV ("Traco") and Atherstone Corporation NV ("Atherstone"). Traco is wholly-owned by Mr. Bakhsh, and Atherstone is indirectly owned by Mr. Bakhsh. The basis for certain of this information is Amendment 8 to
         Schedule 13D filed with the Commission on August 7, 1992 by Abdullah Taha Bakhsh.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the number of shares of Common Stock beneficially owned by each Director, each named executive officer, and all of Harken's Directors and executive officers as a group as of April 22, 1998.


                                                 NUMBER OF SHARES                 PERCENT OF
                NAME                             BENEFICIAL OWNED                   CLASS
-------------------------------------       --------------------------        ------------------
Michael M. Ameen, Jr.                                      20,500  (1)               (2)
Joseph H. Clark                                            36,250  (3)               (2)
Michael R. Eisenson                                     3,805,514  (4)             3.10%
Mikel D. Faulkner                                       1,237,329  (5)             1.00%
Bruce N. Huff                                             512,500  (3)               (2)
Gary R. Petersen                                            5,000                    (2)
Donald W. Raymond                                         128,750  (6)               (2)
Richard H. Schroeder                                      818,750  (3)               (2)
Hobart A. Smith                                            50,250  (6)               (2)
Stephen C. Voss                                           502,500  (3)               (2)
Gary B. Wood                                              110,285  (7)               (2)
All Directors and Executive                             7,601,617  (8)             6.02%
Officers as a Group (14 Persons)

--------------------------

(1) Includes 5,000 shares issuable upon exercise of currently exercisable options issued by Harken.

(2)  Less than one percent (1%)

(3) Represents shares issuable upon exercise of currently exercisable options issued by Harken.

(4) Includes 3,780,514 shares held by Aeneas Venture Corporation ("Aeneas") and 25,000 shares issuable upon exercise of options held by Aeneas which are currently exercisable. Although Mr. Eisenson has no direct pecuniary interest in the shares held by Aeneas, Mr. Eisenson may be deemed to be the beneficial owner of such shares as a result of his position as President and Chief Executive Officer of Harvard Private Capital Group, Inc., the investment advisor for Aeneas.

(5) Includes 1,234,992 shares issuable upon exercise of currently exercisable options issued by Harken.

(6) Includes 6,250 shares issuable upon exercise of currently exercisable options issued by Harken.

(7) Includes 47,858 shares owned by Concorde Financial Corporation which is 90% owned by Dr. Wood and 8,750 shares issuable upon exercise of currently exercisable options issued by Harken.

(8) Includes 3,500,556 shares issuable upon exercise of currently exercisable options issued by Harken.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has served as independent public accountants for Harken since fiscal year 1979. A representative of Arthur Andersen LLP will be invited to attend the Annual Meeting and given the opportunity to make a statement if such representative desires to do so, and, if in attendance, will be available to respond to appropriate questions.

         Harken has not selected independent public accountants for fiscal year 1998. Selection of independent public accountants for fiscal year 1998 will be made by the Board of Directors, based upon the recommendations of the Audit Committee.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Harken's Directors and executive officers, and persons who own more than ten percent of a registered class of Harken's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Harken. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulations to furnish Harken with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms and written representations from certain reporting persons, Harken believes that all filing requirements applicable to its Directors, executive officers and persons who own more than 10% of a registered class of Harken's equity securities have been complied with during 1997.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Any stockholder desiring to present a proposal to the stockholders at the 1999 Annual Meeting of Stockholders, which currently is expected to be scheduled in June 1999, must transmit such proposal to Harken so that it is received by Harken at its principal executive offices to the attention of the Secretary of Harken on or before December 26, 1998. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.




                                      By Order of the Board of Directors



                                      Larry E. Cummings,
                                      Secretary
Irving, Texas
April 27, 1998

                            HARKEN ENERGY CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 1998


         The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Harken Energy Corporation ("Harken") to be held June 15, 1998, and (2) constitutes and appoints Mikel D. Faulkner, Bruce N. Huff and Larry E. Cummings, and each of them, attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act in accordance with the instructions set forth below with respect to, all of the shares of Common Stock of Harken standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned. In their discretion, the proxies may vote upon such other matters as may properly come before the meeting.

          PROPOSAL ONE: Approval of an amendment to Harken's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 175,000,000 to 225,000,000.

             |_| FOR             |_| AGAINST              |_| ABSTAIN

          PROPOSAL TWO: Election of three Class B directors of Harken, to hold office in accordance with Harken's Certificate of Incorporation and Bylaws until the 2001 Annual Meeting of Stockholders.

          Nominees: Michael M. Ameen, Jr., Michael R. Eisenson and Hobart A.
          Smith


          |_|   FOR each of the nominees       |_|   WITHHOLD AUTHORITY to vote
                listed above, except marked          for each of the nominees
                to the contrary below.               listed above.

          (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE NOMINEE, WRITE THE NAME OF SUCH NOMINEE IN THE SPACE PROVIDED BELOW.)


          ----------------------------------------------------------------------

         You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This Proxy will be voted as specified. If no specification is made this Proxy will be voted FOR each of the proposals. Your shares cannot be voted unless you sign and return this card.










-----------------------------   --------------------------   -------------
         (Signature)                     (Signature)             (Date)

   NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.